EXHIBIT 5.1

ALSCHULER GROSSMAN STEIN AND KAHAN LLP

1620 26TH STREET, FOURTH FLOOR, NORTH TOWER

SANTA MONICA, CALIFORNIA 90404-4060

March 9, 2006

Board of Directors

Arrowhead Research Corporation

201 South Lake Street, Suite 703

Pasadena, CA 91101

Re:	Arrowhead Research Corporation, a Delaware corporation (the “Company”)

Ladies and Gentlemen:

We have acted as the Company’s counsel in connection with the preparation and filing of that certain Registration Statement on Form S-3 (the “Registration Statement”) filed on March 9, 2006 with the Securities and Exchange Commission in connection with the registration of 7,161,000 shares of the Common Stock of the Company (the “Shares”), consisting of: (i) 5,698,500 Shares (the “Issued Shares”); (ii) 1,397,500 Shares issuable upon exercise of warrants (the “Warrant Shares”); and (iii) 65,000 Shares issuable upon the exercise of options (the “Option Shares”).

As your counsel, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion, and, as to certain factual matters, we have relied on an Officers’ Certificate from the Company. We have not undertaken any independent investigation to determine the existence or nonexistence of the facts set forth in that Officers’ Certificate, and no inference as to our knowledge of the existence of such facts should be drawn from the fact of our representation of the Company in this or other matters.

Based on these examinations, assumptions and the factual information provided to, and relied upon by, us, it is our opinion that (i) the Issued Shares have been validly issued and are fully paid and non-assessable, (ii) upon exercise of the warrants, the Warrant Shares will be legally issued, fully paid and non-assessable, and (iii) upon exercise of the options, the Option Shares will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters.”

Very truly yours,

/s/ Alschuler Grossman Stein and Kahan LLP

Alschuler Grossman Stein and Kahan LLP